Filed Under Rule 424(b)(3)
Registration No. 333-126887

PROSPECTUS SUPPLEMENT NO. 1

PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 4, 2006
TO PROSPECTUS DECLARED EFFECTIVE ON JULY 18, 2006
(REGISTRATION NO. 333-126887)

LEV PHARMACEUTICALS, INC.
70,531,718 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This Prospectus Supplement No. 1 updates and should be read in conjunction with the Prospectus dated July 18, 2006, which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement No. 1 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of Lev Pharmaceuticals, Inc. filed on August 3, 2006; and

Our common stock is listed on the Over The Counter Bulletin Board under the symbol “LEVP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is August 4, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 2, 2006

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 East 42nd Street, Suite 2606
New York, NY 10168
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01	Entry into a Material Definitive Agreement.

On August 2, 2006, Lev Pharmaceuticals, Inc. (the “Registrant”) entered into an employment agreement with Joseph Truitt, its new Vice President - Marketing and Sales, pursuant to which:

•  Mr. Truitt will serve as our Vice President - Sales and Marketing on an at-will basis and receive an annual base salary of $240,000 during the term of the agreement and will be eligible to receive an annual bonus of up to 35% of his base salary subject to his attainment of performance criteria to be approved by the Board. In addition, the Registrant awarded Mr. Truitt a one-time signing bonus of $30,000 upon the execution of the employment agreement.

•  In connection with his entering into the employment agreement, Mr. Truitt was granted options to purchase 600,000 shares of the Registrant’s common stock at an exercise price equal to the closing price of its common stock, as reported on the OTC Bulletin Board on the effective date of the employment agreement. These options vest as follows: 200,000 shares vest on the commencement date of the employment agreement, options to purchase an additional 400,000 shares shall vest in equal amounts of 100,000 on each of the first four anniversary dates of the commencement date. In the event of a Change of Control (as defined in the Registrant’s 2004 Omnibus Incentive Compensation Plan), the options shall become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan.

•  If Mr. Truitt’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to: (i) continuation of his base salary, at the rate then in effect, for a period of twelve months and (ii) the continued participation in our benefit plans (or comparable plans) for the period of time from the date of termination until the end of the month in which the final severance payment is made.

•  If Mr. Truitt’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

•  Mr. Truitt is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

The above summary is qualified in its entirety by reference to the actual employment agreement entered into between the Registrant and Mr. Truitt, a copy of which is attached hereto as Exhibits 10.1 and which is incorporated by reference in this Item 1.01 in its entirety.

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be disclosed in this Item 3.02 concerning the grant of stock options to Mr. Truitt is incorporated herein by reference from Item 1.01.

Item 8.01	Other Events.

On August 3, 2006, Lev Pharmaceuticals, Inc. announced that it appointed Mr. Joseph Truitt as its Vice President - Marketing and Sales. A copy of the press release is attached to this Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed or furnished herewith:

2

Exhibit No.	Description of Document

10.1	Employment Agreement between the Registrant and Joseph Truitt

99.1	Press Release dated August 3, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By: /s/ Joshua D. Schein, Ph.D.

Name: Joshua D. Schein, Ph.D.
Title: Chief Executive Officer and President
Date: August 3, 2006

Exhibit Index

Exhibit No.	Description of Document

10.1	Employment Agreement between the Registrant and Joseph Truitt

99.1	Press Release dated August 3, 2006

3

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made as of the 2nd day of August, 2006 by and between Joseph Truitt (hereinafter referred to as the “Employee”) and Lev Pharmaceuticals, Inc., a Delaware corporation.

WITNESSETH:

WHEREAS, Lev Pharmaceuticals, Inc. and its subsidiaries (the “Company”) are engaged in the business of developing and commercializing therapeutic products for the treatment of inflammatory diseases, and other related enterprises; and

WHEREAS, the Company desires to continue the employment the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to continue employment with the Company pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee, except as specifically set forth herein.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

1.1  Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) expense allowance, and (iv) vacation pay per Company Policy.

1.2  Cause. “Cause” shall mean: (i) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Board of Directors or the Chief Executive Officer of the Company consistent with the duties and functions of Employee’s position; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; (iv) or a violation of any material provision of this Agreement or the Confidentiality Agreement, as defined below; or (v) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii), (iv) or (v) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.3  Continuation Benefits. “Continuation Benefits” shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to end of the month in which the final Severance Payment (as defined below) installment is payable (the “Continuation Period”), at the Company's expense, less any normal payroll deductions, on behalf of the Employee and his dependents; provided, however, if any of the Benefits required to be provided by the Company during the Continuation Period under the Company’s benefit plans are, pursuant to the terms of such plans, not available to non-employees of the Company, the Company, at its sole cost and expense, less any normal payroll deductions, shall be required to provide such benefits as shall be reasonably available and substantially similar to the benefits provided to employees of the Company. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains such benefits pursuant to a subsequent employer's benefit plan, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.4  Disability. “Disability” shall mean a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties with the Company for a period of ninety consecutive days, and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.5  Notice of Termination. “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee's employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

1.6  Severance Payment. “Severance Payment” shall mean an amount equal to twelve months of Employee’s Base Salary in effect on the Termination Date. The Severance Payment shall be payable as provided in Section 8.

1.7  Termination Date. Termination Date shall mean (i) in the case of the Employee's death, his date of death; and (ii) in all other cases, the date specified in the Notice of Termination; provided, however, (A) if the Employee’s employment is terminated by the Company pursuant to Section 8.1(c), the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee and (ii) that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

ARTICLE II

EMPLOYMENT

2.1  Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to continue the employment of Employee, and the Employee hereby accepts such employment, in the capacity of Vice President - Sales and Marketing.

ARTICLE III

DUTIES

3.1  The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Chief Executive Officer and the Board, report directly to the Chief Executive Officer of the Company and shall exercise such authority, perform such duties and functions and discharge such responsibilities as are reasonably associated with his position or as may be reasonably assigned or delegated to him from time to time by the Chief Executive Officer or the Board, consistent with his position as Vice President - Sales and Marketing. Employee shall perform, in conjunction with the Company’s management, to the best of his ability the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation) those duties attendant to the position with the Company for which he was hired or appointed, including (without limitation):

(i)        Monitor and update competition and generate competitive analyses;

(ii)       Product marketing, including generating literature and collateral materials; and

(iii)      Managerial oversight of the Company’s sales and marketing departments, subject to the directions of the Company’s CEO and Board of Directors

3.2  During the term of this Agreement and excluding periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote full business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company. During the term of this Agreement the Employee may, so long as it does not materially interfere with his duties hereunder: (i) subject to Article VI hereof, serve on the board of directors (or equivalent bodies) of civic, non-profit, or charitable organizations or entities unaffiliated with the Company, (ii) deliver lectures or otherwise participate in speaking engagements, and (iii) manage his personal investments and affairs.

3.3  Employee shall be based out of Philadelphia, Pennsylvania metropolitan area and undertake regular travel to the Company’s offices, currently located in New York City, New York, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company.

ARTICLE IV

COMPENSATION

4.1  During the term of this Agreement, Employee shall be compensated at the rate of $240,000 per annum (the “Base Salary”). Employee shall be paid a one-time signing bonus of $30,000 on the date this Employment Agreement is executed by Employee and Company.

4.2  The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or may hereafter be required to deduct under applicable law.

4.3  Provided Employee remains in the employment of the Company pursuant to this Agreement and satisfactorily performs his obligations hereunder, Employee shall be entitled to receive an annual bonus (the “Bonus”) of up to 35% of the Base Salary to be determined based on attainment of performance criteria to be approved by the Board. The Bonus, if earned, shall be payable within thirty (30) days after each anniversary of the Commencement Date and may be paid, in the discretion of the Board, in cash or shares of the Company’s common stock.

4.4  Employee may receive such other additional compensation as may be determined from time to time by the Board including bonuses and other long term compensation plans. Nothing in this subparagraph 4.3 shall be deemed or construed to require the Board to award any bonus or additional compensation.

ARTICLE V

BENEFITS

5.1  During the term hereof, the Company shall provide Employee with the following benefits, as such benefits may change from time to time (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s management; and (ii) such other benefits (including insurance related benefits, holiday, sick leave, personal days, etc.) obtained by the Company or made generally available to the Company’s management;

5.2  In addition, the Company shall reimburse Employee, upon presentation of the Company’s standard expense report accompanied by appropriate vouchers and other suitable documentation, incurred by Employee on behalf of the Company, provided such expenditure is consistent with Company policy.

5.3  In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.4  For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of twenty (20) days per annum.

ARTICLE VI

NON-DISCLOSURE AND RESTRICTIVE COVENANTS

6.1  All terms and provisions of the Employee Confidentiality, Non-Solicitation and Invention Assignment Agreement by and between the Employee and the Company dated July 27, 2006 (the “Confidentiality Agreement”) are hereby incorporated into this Agreement in full. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect according to its terms.

6.2  In addition to the obligations of the Employee pursuant to the Confidentiality Agreement, Employee hereby agrees that while Employee is employed by the Company, and for a period of one (1) year following termination of employment, Employee will not, either directly or indirectly, either as a principal, agent, employee, independent contractor, employer, partner or shareholder (other than as an owner of 2% or less of the stock of a public corporation) enter into or become associated with or engage in any other business, which business is primarily involved in (i) developing and/or commercializing, directly or indirectly, therapeutic products for the treatment of inflammatory diseases, including, but not limited to (A) products based on C1-esteraste inhibitor or (B) products to treat medical indications including, without limitation, hereditary angioedema, acute myocardial infarction, and other conditions in which inflammation is known or believed to play an underlying role and for which the Company has initiated development or was in the process of developing; or (ii) is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and was, or reasonably should have been, known by Employee (in light of Employee’s position with the Company). If any court shall hold that the duration of non-competition or any other restriction contained in this Article VI is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VII

TERM

7.1  This Agreement shall be effective upon execution by both parties hereto and the employment term (the “Term”) shall commence on August 2, 2006 (the “Commencement Date”). The Term shall continue until this Agreement is terminated by either the Company or Employee in accordance with the terms and conditions set forth in Article VIII.

7.2  Upon termination of the Employee’s employment with the Company, the Company shall pay Employee, in addition to any other payments due hereunder, the amounts due under Article VIII. The terms of the Confidentiality Agreement and the covenants set forth in Article VI and in Section 8.6 shall survive any termination or expiration of this Agreement.

ARTICLE VIII

TERMINATION

8.1  The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

a.	for Disability;

b.	for Cause

c.	without Cause.

8.2  Employee may terminate this Agreement at any time by giving a Notice of Termination to the Company at least thirty days prior to the date on which such termination is to be effective, in accordance with this Agreement.

8.3   If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation and benefits:

a.	if the Employee was terminated by the Company for Cause, or if the Employee terminates the Agreement, the Accrued Compensation;

b.	if the Employee was terminated by the Company for Disability, the Accrued Compensation, the Severance Payment and the Continuation Benefits;

c.	if termination was due to the Employee’s death, the Accrued Compensation; or

d.	if the Employee was terminated by the Company without Cause, (i) the Accrued Compensation; (ii) the Severance Payment; and (iii) the Continuation Benefits.

8.4  The amounts payable under Section 8.3, shall be paid as follows:

a.	Accrued Compensation shall be paid within ten days of the Termination Date (or earlier, if required by applicable law).

b.
If the Continuation Benefits are paid in cash, the aggregate amount of the Continuation Benefits shall be made on the first day of each month during the Continuation Period (or earlier, if required by applicable law).

c.
The Severance Payments shall be paid in equal installments on the Company’s regular pay dates over the period during which the Severance Payments are made, commencing on the first regular pay date after the Termination Date (or earlier, if required by applicable law);

8.5  The Employee shall not be required to mitigate the amount of any payment, including the value of any Continuation Benefit, provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Sections 1.3.

8.6  For a period of three years following the termination of this Agreement, Employee agrees that he will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation. During such three year period, none of the executive officers and directors shall make any negative or derogatory statements in verbal, written, electronic or any other form about the Employee, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.

ARTICLE IX

TERMINATION OF PRIOR AGREEMENTS

9.1  This Agreement, and the stock option, bonus plan and benefit plans, sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement except for existing stock option agreements and the Confidentiality Agreement.

ARTICLE X

STOCK OPTIONS

10.1  As an inducement to Employee to enter into this Agreement the Company hereby grants, as of the date of this Agreement, to Employee options to purchase shares of the Company’s Common Stock, $.01 par value, as follows:

Subject to the terms and conditions of the Company’s 2004 Omnibus Incentive Compensation Plan (the “Plan”), and the terms and conditions set forth in the Stock Option Agreement which are incorporated herein by reference, the Employee is hereby granted options to purchase 600,000 shares of the Company’s Common Stock, which options shall be subject to the following vesting requirements: options to purchase 200,000 shares shall vest on the Commencement Date and options to purchase an additional 400,000 shares shall vest in equal amounts of 100,000 on each of the first four anniversary dates of the Commencement Date (the “Options”). Further, the vesting and duration of the Options shall be subject to: (a) the condition that Employee continues to be an employee of the Company and (b) the provisions of Sections 10.2 and 10.3 hereto. The exercise price of the Options shall be equal to the closing price of the Company’s stock on the Commencement Date and shall contain such other terms and conditions as set forth in the stock option agreement. The foregoing Options shall be qualified as incentive stock options to the maximum amount as allowed by law. The Options provided for herein are not transferable by Employee and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan. Such Options shall expire ten years from the Commencement Date but shall sooner terminate as provided for in the Plan, except as otherwise modified by this Agreement.

10.2  In the event of a termination of Employee’s employment with the Company pursuant to Section 8.1(c), notwithstanding anything herein or in any stock option agreement to the contrary, the Employee’s right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the Termination Date, shall remain exercisable for a period of three months following the Termination Date, but in no event after the expiration of the exercise period. In the event of a termination of Employee’s employment with the Company pursuant to Section 8.1(b), options granted and not exercised as of the Termination Date shall terminate immediately and be null and void. In the event of a termination of Employee’s employment with the Company due to the Employee’s death, or Disability, the Employee’s (or his estate’s or legal representative’s) right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the Termination Date shall remain exercisable for a period of twelve (12) months following the Termination Date, but in no event after the expiration of the exercise period. In the event of a termination of Employee’s employment with the Company by the Employee, the Employee’s right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the Termination Date shall remain exercisable for a period of three months following the Termination Date, but in no event after the expiration of the exercise period.

10.3  Notwithstanding the foregoing, in the event of a Change of Control (as defined in the Plan), the Options granted hereunder shall become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of the Plan.

ARTICLE XI

ARBITRATION AND INDEMNIFICATION

11.1  Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Article VI hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New York in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the American Arbitration Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

11.2  The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law. The provisions of this Section are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XII

SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.
ARTICLE XIII

NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	Lev Pharmaceuticals, Inc. 122 East 42nd Street Suite 2606 New York, NY 10168

WITH A COPY TO:	Victor J. DiGioia Goldstein & DiGioia, LLP 45 Broadway New York, NY 10006

IF TO THE EMPLOYEE:	Joseph Truitt

ARTICLE XIV

BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XV

WAIVER

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVI

GOVERNING LAW

This Agreement has been negotiated and executed in the State of New York. The law of the State of New York shall govern the construction and validity of this Agreement.

ARTICLE XVII

JURISDICTION

Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New York, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New York.

ARTICLE XVIII

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

Lev Pharmaceuticals, Inc.

By:	/s/ Joshua D. Schein
Joshua D. Schein Chief Executive Officer

Employee

/s/ Joseph Truitt
Joseph Truitt Employee

Press Release	Source: Lev Pharmaceuticals, Inc.

Lev Pharmaceuticals Appoints Vice President, Sales and Marketing
Thursday August 3, 8:00 am ET

Former OraPharma Executive to Build Sales and Marketing Effort Around Hereditary Angioedema

NEW YORK--(BUSINESS WIRE)--Aug. 3, 2006--Lev Pharmaceuticals, Inc. ("Lev" or "the Company") (OTCBB: LEVP - News), a developer of therapeutics for inflammatory diseases, announced today the appointment of Joseph Truitt to the position of Vice President, Sales and Marketing. Mr. Truitt was previously Vice President, Sales and Operations with OraPharma, Inc., a Johnson & Johnson company.

"Joe's broad experience and proven track record in pharmaceutical sales and marketing will be a great asset to Lev, and we are delighted to have him join our management team at this key time in the Company's growth," said Joshua D. Schein, Ph.D., the Company's Chief Executive Officer.

Mr. Truitt has over 15 years experience in pharmaceutical sales and marketing and has held various senior management positions during his successful career. At Johnson & Johnson, Mr. Truitt directed OraPharma's commercial operations and had P&L responsibility for sales, operations and national accounts. Prior to its acquisition by Johnson & Johnson, Mr. Truitt built the sales management team at OraPharma, Inc., and led the successful launch of the company's flagship product, Arestin®. At Lev, Mr. Truitt will be responsible for building the sales, marketing and reimbursement team in anticipation of the launch of the Company's lead product candidate, C1-inhibitor for the treatment of hereditary angioedema ("HAE"), currently in Phase III clinical trials.

HAE is a genetic disorder characterized by episodes of edema (swelling) in the extremities (the hands and feet), the face, the abdomen, and the larynx. There are thought to be approximately 10,000 people with HAE in the United States. The majority of patients experience episodes of severe abdominal pain, nausea, and vomiting that is caused by swelling in the intestinal wall. Attacks that involve the face and throat can result in closure of the airway passages, and the mortality rate from untreated airway obstruction has been reported to be over 30% with death most frequently caused by asphyxiation due to airway closure. HAE is caused by a deficiency of C1-INH, and there are currently no approved treatments for acute attacks available in the United States.

Lev's Phase III trial, designated CHANGE (C1-Inhibitor in Hereditary Angioedema Nanofiltration Generation evaluating Efficacy), is a multi-center, placebo-controlled, double-blind study designed to examine the efficacy of the Company's lead product candidate, nano-filtered C1-esterase inhibitor ("C1-INH"). The first part of the Phase III study, which began in March 2005 and is ongoing, is designed to examine the efficacy and safety of C1-INH in the treatment of acute inflammatory attacks in HAE. The second part of the study, which began in October 2005, is examining the efficacy of C1-INH in preventing the onset of such inflammatory attacks in severely affected patients. The Company has received orphan drug designation from the United States Food and Drug Administration for C1-esterase inhibitor (human) in treating hereditary angioedema, and upon product licensure, orphan drug designation could provide the Company with seven years of marketing exclusivity for its C1-INH product as a treatment for HAE in the United States.

Patients and physicians interested in obtaining more information about the Phase III trial should contact Lev directly at 212-682-3096, or visit the Company's website at www.levpharma.com.

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev's product candidates are based on C1-esterase inhibitor ("C1-INH"), a human plasma protein that mediates inflammation and is potentially applicable as a treatment for a range of medical indications. The Company initiated a Phase III clinical trial of its lead product candidate, C1-INH for the treatment of hereditary angioedema, in March 2005. Lev is also developing C1-INH for the treatment of selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

Legal notice to investors: Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "continues" or words of similar import. Similarly, statements that describe Lev's future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of Lev to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development, the risk that Lev will not obtain approval to market its products, the risk that Lev's products will not gain market acceptance, the risks associated with dependence upon key personnel and the need for additional financing.

Contact:
Lev Pharmaceuticals, Inc.
Joshua D. Schein, Ph.D., 212-682-3096
jschein@levpharma.com
or
CEOcast, Inc. for Lev Pharmaceuticals
Andrew Hellman, 212-732-4300
adhellman@ceocast.com